The Bancorp, Inc. Reports First Quarter 2006 Earnings

Wilmington, De – April 24, 2006 — The Bancorp, Inc. (“Bancorp”) (Nasdaq NM: TBBK)

First Quarter 2006 Financial highlights:

•	Net income from operations increased by 105% to $4.6 million for the three months ended March 31, 2006 from $2.2 million for the three months ended March 31, 2005

•	Total assets increased 12.5% to $1.032 billion at March 31, 2006 from $917.5 million for at December 31, 2005

•	Net interest margin increased to 4.65% for the three months ended March 31, 2006 from 4.44% for the three months ended March 31, 2005

•	Efficiency ratio decreased to 55.29% for the three months ended March 31, 2006 from 64.23% for the three months ended March 31, 2005

Bancorp, a bank holding company, reported net income available to common shareholders for the three months ended March 31, 2006 of $2.8 million, or $0.20 diluted earnings per share compared to net income available to common shareholders of $317,000, or $0.03 diluted earnings per share, for the three months ended March 31, 2005. On January 1, 2006, Bancorp adopted Statement of Financial Accounting Standards (FAS) 123 ®, “Share-Based Payments”, requiring the expensing of our stock based compensation plans. The adoption of FAS 123® is included in the financial results for the first quarter of 2006 which resulted in $92,000 of non-interest expense. The financial results in the first quarter of 2005 do not include similar expense as a result of the adoption of the modified prospective method; however, comparable information is shown on a pro forma basis in the condensed income statement.

At March 31, 2006, Bancorp’s total assets were $1.032 billion, an increase of $115.0 million or 12.5% from December 31, 2005. Loans grew to $761.8 million, an increase of $80.2 million or 11.8% from those of December 31, 2005, and deposits grew to $846.1 million, an increase of $113.5 million or 15.5%, from deposits at December 31, 2005. Total common shares outstanding were 13,646,624 at March 31, 2006 and 13,637,148 at December 31, 2005.

Conference Call Webcast
Interested parties can access the LIVE webcast of Bancorp’s Quarterly Earnings Conference Call at 9:00 AM EDT on Tuesday, April 25, 2006 by clicking on the webcast link on Bancorp’s homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp’s investor relations website and telephonically until Tuesday, May 2, 2006 by dialing 888-286-8010, access code 93727994.

About Bancorp
Bancorp, a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank, through Philadelphia Private Bank, its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)

	Three months ended
	March 31,
	2006	2005
	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$10,226	$6,470
Provision for loan and lease losses	600	500
Non-interest income	1,300	1,014
Non-interest expense	6,373	4,764

Net income from operations	4,553	2,220
Payment expense from redemption
of trust preferred subordinated debt	—	(1,285)

Net income before income tax expense	4,553	935
Income tax expense	1,698	369

Net income	2,855	566
Less preferred stock dividends and accretion	(27)	(204)
Income allocated to Series A preferred shareholders	(20)	(45)

Net income available to common shareholders	$2,808	$317

Basic earnings per share excluding loss from early redemption
of trust preferred securities net of tax expense of $436,000	$0.21	$0.09

Basic earnings per share from early redemption
of trust preferred securities net of tax expense of $436,000	$—	$(0.06)

Basic earnings per share	$0.21	$0.03

Diluted earnings per share excluding loss from early redemption
of trust preferred securities net of tax expense of $436,000	$0.20	$0.09

Diluted earnings per share from early redemption
of trust preferred securities net of tax expense of $436,000	$—	$(0.06)

Diluted earnings per share	$0.20	$0.03

Weighted average shares – basic	13,639,598	12,195,521
Weighted average shares – diluted	14,170,237	12,642,681

Pro forma calculation of net income and
earnings per share for FAS 123®(1)
Net income as reported		$566
Less stock-based compensation costs under fair value
method for all awards		(1,769)

Pro forma net (loss) income		(1,203)
Less preferred stock dividends and accretion		(204)

Net loss available to common shareholders		(1,407)
Basic earnings per share, pro forma		$(0.11)

Diluted earnings per share, pro forma		$(0.11)

	March 31,	December 31,	September 30,	March 31,
	2006	2005	2005	2005
Condensed balance sheet
Assets
Federal funds sold	$129,623	$89,437	$85,811	$34,055
Investment securities	113,603	103,596	105,888	98,675
Loans	761,783	681,582	612,712	497,782
Allowance for loan and lease losses	(6,074)	(5,513)	(5,075)	(4,101)
Other assets	33,554	48,369	39,493	32,193

Total assets	$1,032,489	$917,471	$838,829	$658,604

Liabilities and shareholders’ equity
Transaction accounts	$510,151	$467,826	381,941	$268,820
Time deposits	335,911	264,762	275,762	215,270

Total deposits	846,062	732,588	657,703	484,090
Other borrowings	44,985	46,908	45,546	46,837
Other liabilities	4,025	3,028	2,487	2,559
Shareholder’s equity	137,417	134,947	133,093	125,118

Total liabilities and shareholders’ equity	$1,032,489	$917,471	$838,829	$658,604

	First	Fourth	Third	First
	quarter	quarter	quarter	quarter
	average 2006	average 2005	average 2005	average 2005
Average condensed balance sheet
Assets
Federal funds sold	$67,130	$63,742	$43,474	$20,066
Investment securities	110,689	104,888	107,112	109,260
Loans	701,090	631,554	583,119	453,158
Allowance for loan and lease losses	(5,775)	(5,268)	(4,805)	(3,671)
Other assets	38,092	42,237	28,398	30,164

Total assets	$911,226	$837,153	$757,298	$608,977

Liabilities and shareholders’ equity
Transaction accounts	$452,304	$413,473	$335,499	$232,419
Time deposits	271,170	259,073	239,013	193,436

Total deposits	723,474	672,546	574,512	425,855
Other borrowings	48,700	28,492	48,178	54,337
Trust preferred	—	—	—	5,250
Other liabilities	3,344	2,176	2,109	747
Shareholders’ equity	135,708	133,939	132,499	122,788

Total liabilities and shareholders’ equity	$911,226	$837,153	$757,298	$608,977

	March 31, 2006	December 31, 2005	September 30, 2005	March 31, 2005
	Amount	Amount	Amount	Amount
Loan Portfolio
Commercial	$121,756	$119,654	$98,067	$90,264
Commercial mortgage	222,746	190,153	187,040	149,883
Construction	199,292	168,149	156,442	116,014

Total commercial loans	543,794	477,956	441,549	356,161
Direct financing leases, net	90,145	81,162	74,895	72,566
Residential mortgage	64,658	62,378	46,183	43,148
Consumer loans and others	63,961	61,017	50,928	26,488

	762,558	682,513	613,555	498,363
Unamortized fees	(775)	(931)	(843)	(581)

Total loans, net of unamortized fees and costs	$761,783	$681,582	$612,712	$497,782

	Three months ended
	March 31,
	2006	2005
Selected operating ratios
Return on average assets	1.25%	0.37%
Return on average equity	8.42%	1.85%
Net interest margin	4.65%	4.44%
Efficiency ratio	55.29%	64.23%
Book value per share	$9.98	$9.42

	As of or for the period ended
	March 31,
	2006	2005
Asset quality ratios
Nonperforming loans to total loans	0.04%	0.18%
Nonperforming assets to total assets	0.03%	0.14%
Allowance for loan and lease losses to total loans	0.80%	0.82%
Nonaccrual loans	—	205
Loans 90 days past due still accruing interest	270	703

(1) As disclosed in Form 10-Q for the three months ended March 31, 2005